Annual Report

Cover Page

Name of issuer:

WhiteClouds, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: UT

Date of organization: 1/18/2013

Physical address of issuer:

766 South Depot Drive
Suite 8
Ogden UT 84404

Website of issuer:

http://whiteclouds.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

31

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$3,112,269.00	$3,965,530.00
Cash & Cash Equivalents:	$66,222.00	$64,892.00
Accounts Receivable:	$290,062.00	$204,952.00
Short-term Debt:	$2,123,810.00	$978,856.00
Long-term Debt:	$5,403,164.00	$4,849,807.00
Revenues/Sales:	$2,293,065.00	$2,562,441.00
Cost of Goods Sold:	$1,066,819.00	$1,528,380.00
Taxes Paid:	$77,989.00	$78,638.00
Net Income:	($3,492,801.00)	($4,728,585.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

WhiteClouds, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Lesa May	Accounting	WhiteClouds	2018
Jerry Ropelato	Technology	WhiteClouds	2013
Joey Skinner	Management	WhiteClouds	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Lesa May	Controller	2018
Jerry Ropelato	CEO	2013
Jerry Ropelato	Director	2013
Joey Skinner	COO	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Ropelato Family Enterprise	17444444.0 Common Stock	44.3
Jerry Ropelato	13400352.0 Common Stock	34.08

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand total loss of their investment.

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We may face potential difficulties in obtaining outside capital from venture capital or investment firms.

Our management team has limited experience in the 3D Printing industry and has not managed a business with similar risks and challenges specific to our business.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events.

Through our operations, we collect and store certain personal information that our customers provide to purchase products or services, register on our web site, or otherwise communicate and interact with us.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving the Company's products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

The Company's success depends on the experience and skill of its executive officers and key employees.

Changes in employment laws or federal or state regulations could negatively impact or harm our performance.

From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights.

We rely heavily on our technology and intellectual property, but we may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs.

We rely on agreements with third parties to provide certain services, goods, technology, and intellectual property rights necessary to enable us to implement some of our applications, products, and services.

The Company could be negatively impacted if found to have infringed on intellectual property rights.

If we fail to maintain or expand our relationships with our suppliers and manufacturers, we may not have adequate access to new or key technology necessary for our products, which may impair our ability to deliver leading-edge products and services.

Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

Cyclical and seasonal fluctuations in the economy, in internet usage and in traditional retail shopping may have an effect on our business.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

As 3D Printing technology changes, we may need to invest in additional technologies which may have an effect on our business.

Industry consolidation may result in increased competition, which could result in a loss of customers or a reduction in revenue.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

Our failure to deliver high quality 3D Prints could damage our reputation and diminish demand for our products.

If we do not respond to technological changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

We currently obtain consumables and certain equipment parts from single or limited sources, and are subject to significant supply and pricing risks.

The Company will depend on the performance of distributors, retailers, and other resellers in promoting our products and services.

We do not plan to pay dividends to its shareholders in the near future and there is no guarantee it will ever receive any profit from its operations so as to be able to declare and pay dividends to its shareholders.

The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team or other factors, there is no guarantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering (IPO). Even if those do occur, there is no guarantee that investor returns will be positive.

We may experience substantial competition in the future from companies that have more financial capabilities and resources.

We may not have sufficient product liability insurance to cover potential damages that may arise from legal suits or litigation.

At some future date, we may be subject to healthcare PHI data and HIPAA requirements that may require additional investment, expertise, consulting expense, employee hires that may have additional risks and challenges specific to our business.

The company intends to use a significant portion of the proceeds from the offering for unspecified working capital. The offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for the proceeds (focused on sales, marketing, and product development) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that investors could evaluate. Such portion of the proceeds from this offering will be used for the purpose that the company's management deems to be in its best interest in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgement with respect to application and allocation of such portion of the proceeds of this Offering. The company may choose to use the proceeds in the manner that the investors do not agree with and investor may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and ultimately cause an investor to lose all or portion of his or her investment.

We may be subject to future governmental regulations. Aspects of our business and our products may be regulated at the local, state, and federal levels. Our products may be subject to state, local and Federal environmental laws and regulations, including those relating to the handling and storage of hazardous materials. We and our products may also be subject to significant governmental regulation relating to labor conditions, safety in the workplace, healthcare and other human resource issues. The nature and scope of future legislation, regulations and programs cannot be predicted. While we anticipate that we and our products will be in compliance with all applicable governmental regulations, there still may be risks that such laws and regulations may change with respect to present or future operations. Such additional costs would increase the cost of investments and operations and decrease the demand for products and services. We and our products will be ultimately responsible for compliance with such regulations and for obtaining and maintaining all required permits and licenses. Such compliance may be time consuming and costly, and such expenses may materially affect our future ability to break even or generate profits.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions. Our securities may not be marketable in the foreseeable future.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	60,000,000	34,565,592	Yes
Preferred Stock	50,000,000	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	6,272,405
Options:	4,750,625

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Jerry Ropelato
Issue date	12/30/17
Amount	$548,579.00
Outstanding principal plus interest	$548,579.78 as of 12/31/18
Interest rate	0.0% per annum
Maturity date	12/31/19
Current with payments	Yes

Loan

Loan

Lender	Connect VC
Issue date	04/10/18
Amount	$955,921.00
Outstanding principal plus interest	$1,147,924.00 as of 12/31/18
Interest rate	8.0% per annum
Maturity date	05/21/19
Current with payments	Yes

Loan

Loan

Lender	Jerry Ropelato
Issue date	06/30/18
Amount	$180,000.00
Outstanding principal plus interest	$180,000.78 as of 12/31/18
Interest rate	0.0% per annum
Maturity date	06/30/19
Current with payments	Yes

Loan

Convertible Note

Issue date	12/26/15
Amount	$600,000.00
Interest rate	8.0% per annum
Uncapped Note	Yes
Maturity date	12/25/17

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Convertible Note

Issue date	01/23/16
Amount	$3,844,000.00
Interest rate	8.0% per annum
Uncapped Note	Yes
Maturity date	01/01/18

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Convertible Note

Issue date	01/28/17
Amount	$321,000.00
Interest rate	8.0% per annum
Uncapped Note	Yes
Maturity date	01/27/19

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Convertible Note

Issue date	03/05/18
Amount	$80,000.00
Interest rate	8.0% per annum
Discount rate	20.0%
Valuation cap	$18,000,000.00
Maturity date	03/05/20

This convertible note was with VKH Ventures. It has not yet been converted, and the loan has not been paid back.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
	Regulation Crowdfunding	SAFE	$0	General operations
1/2017	Section 4(a)(2)	Convertible Note	$321,000	General operations
7/2017	Regulation Crowdfunding	SAFE	$1,070,000	General operations
3/2018	Section 4(a)(2)	Convertible Note	$80,000	General operations
9/2018	Regulation Crowdfunding	SAFE	$228,029	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Jerry Ropelato
Amount Invested	$180,000.00
Transaction type	Loan
Issue date	06/30/18
Outstanding principal plus interest	$180,000.00 as of 07/09/18
Interest rate	0.0% per annum
Maturity date	06/30/19
Outstanding	Yes
Current with payments	Yes
Relationship	Owner

Name	Jerry Ropelato
Amount Invested	$548,579.78
Transaction type	Loan
Issue date	12/20/17
Outstanding principal plus interest	$548,579.78 as of 04/20/18
Interest rate	0.0% per annum
Maturity date	12/31/19
Outstanding	Yes
Current with payments	Yes
Relationship	Owner

Name	Jerry Ropelato
Amount Invested	$600,000.00
Transaction type	Convertible note
Issue date	12/25/15
Interest rate	8.0% per annum
Maturity date	12/25/17
Uncapped note	Yes
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Name	Jerry Ropelato
Amount Invested	$3,844,000.00
Transaction type	Convertible note
Issue date	01/22/16
Interest rate	8.0% per annum
Maturity date	01/22/18
Uncapped note	Yes
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Name	Jerry Ropelato
Amount Invested	$321,000.00
Transaction type	Convertible note
Issue date	01/27/17
Interest rate	8.0% per annum
Maturity date	01/27/19
Uncapped note	Yes
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our 3D Printing software platform enables businesses to produce customized products for their customers like: a model brain-with-tumor based on a patient's personal MRI, a veterinary model used in pre-surgical planning for a dog with angular limb deformity, a super-sized character, or that unique trade show display. By coupling our cloud-based software platform with our full-color 3D printing facility, the options are limitless: that's why we've attracted some of the largest brands in the world.

At WhiteClouds, we know over 88% of customers want personalization in their products. That's why we make it easy for companies to create personalized and customized products, big and small—no expertise in 3D design, software, or equipment necessary. Our robust end-to-end software and dedication to quality are why we have customers ranging from medical and veterinary to gaming and retail.

Milestones

WhiteClouds, Inc. was incorporated in the State of Utah in January 2013.

Since then, we have:

- $9.8 million in revenue since inception.
- Over 70 Fortune 1000 customers.
- Raised $1.3M from 975 investors on Wefunder.
- 3DaaS Software Platform.
- After a successful 23 month trial, signed contract to provide patient-specific 3D printed Veterinary models with largest Veterinary platform (1,870 veterinary surgical centers).
- New Customers Include: Largest Anatomical Models Supplier and two of the Largest Healthcare3D Visualization Developers in the US and Europe (Medical Imaging Software used by 6,300 Healthcare providers)
- Acquired Software 3D Printing Companies: Sandboxr and 3DPlusMe.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $2,293,065 compared to the year ended December 31, 2017, when the Company had revenues of $2,562,441. Our gross margin was 53.48% in fiscal year 2018, compared to 40.35% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $3,112,269, including $66,222 in cash. As of December 31, 2017, the Company had $3,965,530 in total assets, including $64,892 in cash.
- *Net Loss.* The Company has had net losses of $3,492,801 and net losses of $4,728,585 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $7,526,974 for the fiscal year ended December 31, 2018 and $5,828,663 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $1,684,500 in debt, $3,000,000 in equity, $4,845,000 in convertibles, and $1,070,000 in SAFEs.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 2 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 1 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

WhiteClouds, Inc. cash in hand is $67,522.06, as of January 2019. Over the last three months, revenues have averaged $257,128/month, cost of goods sold has averaged $78,335/month, and operational expenses have averaged $365,021/month, for an average burn rate of $186,228 per month. Our intent is to be profitable in 3 months.

After spending years (and extensive cash resources) developing software, making two acquisitions, conducting R&D, submitting multiple patent applications, and developing unique product/service offerings, WhiteClouds has had its first two profitable months in 2018 and is expecting to get to a consistent profitable business model over the next 3-4 months. We closed a low-margin business line (3D printed gaming figurines) in December 2018 and diverted the resources into our 3D fabrication areas which are growing faster with higher margins. WhiteClouds has added inexpensive 3D Printers (creating a 3D Printing farm) and inexpensive foam cutters allowing us to quickly fabricate larger objects, sometimes as tall at 10 feet. This has resulted in very positive results from our existing and new business customers. With our last Wefunder equity raise, we used the funds to increase our sales and marketing – primarily adding more sales staff and more investment into our search engine optimization activities.

January 2019 is on target to be our all-time high in lead generation activities (primarily because of our search engine marketing activities). We expect our lead generation to grow and as such, our revenue should follow this same trend. We expect our expenses to be very flat with the possibility of minor increases depending on how fast revenues grow. With our focus on getting the company to profitability and having two profitable months in the last 8 months, we anticipate consistent profitability in the near-term which will dramatically change our performance results and cash flows in the future. We have been very focused on improving gross margins by altering produce/service offerings and terminating low-margin business lines. Our gross margin results have gone from 40% in 2016 to 66% in 2018. We plan to continue reaching out to other institutional investors to bring in additional capital for future growth.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.whiteclouds.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Jerry Ropelato
- Joey Skinner
- Lesa May

Appendix E: Supporting Documents


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INVEST IN WHITECLOUDS
Custom 3D printing for businesses—world's largest color 3D printing facility
$0
raised of $100K goal
$1,000 min
INVEST
by Wefunder Portal LLC

Future Equity (SAFE)

$18M valuation cap | **10%** discount

A SAFE gives you the right to future shares in Whiteclouds. If you invest, you're betting the company will be worth more than $18M in the future. If Whiteclouds is acquired or files IPO, you will receive a payout reflective of the company value and your ownership percentage at that time.

INVEST $25,000+ FOR VOTING RIGHTS

INVESTOR PERKS

$1,000+ Whiteclouds Polo Shirt.

$2,500+ Voucher for a personalized 3D Printed bust of you or a family member.

$5,000+ Voucher for a personalized 3D Printed anatomical model from your CAT-Scan or MRI.

$25,000+ Voucher for a personalized 3D Printed architectural model of your home (10"x 15")

$100,000+ Hosted tour of our facilities (travel paid by you) and half-day ATV ride with CEO and executives in Northern Utah.

> *WhiteClouds' proprietary 3D printing software platform enables businesses to produce personalized products for their customers like: a model brain-with-tumor based on a patient's personal MRI, architectural models for future construction, or a custom figurine for a super fan. With our cloud-based software, the options are limitless. We've coupled our 3D as a service (3DaaS) platform with our full color 3D printing facility—that's why just last year we did over $2.5 million in revenue.*



Jerry Ropelato
CHIEF EXECUTIVE OFFICER, WHITECLOUDS

OUR AMBITION

At WhiteClouds, we know over 88% of customers want personalization in their products. That's why we make it easy for companies to create personalized products their customers can actually hold in their hands—no expertise in 3D design, software, or equipment necessary. Our robust end-to-end software and dedication to quality is why we have clients ranging from Marvel and Harry Potter to NASA and Microsoft. We aim to be *the* go-to service provider for ambitious 3D printing projects.

KEY FACTS

- $2.5 Million in 2015 Revenue, $5.1 Million in Revenue Since Inception
- 3DaaS Software Platform Built
- Largest Full-Color 3D Printing Production Facility in the World
- Acquired Software 3D Printing Companies: Sandboxr and 3DPlusMe
- Two Pending Patents
- Customers Include: 2nd, 3rd, and 9th Largest Video Game Publishers
- Customers Include: Largest Healthcare 3D Visualization Developer and Largest Anatomical Warehouse Supplier
- Customers Include: 16th, 21st, 29th, 34th, 38th, 62nd , and 99th Largest US Home Builders

DOCUMENTS

3D_Printing_and_Consumer_Products_Manufacturing.pdf
Jenny_Chen_-_Medical_3D_Printing_Book.pdf
McKensie_Disruptive_technologies_Full_report_May2013__1_.pdf

https://whiteclouds.com

TECH SOFTWARE 3D PRINTING INFRASTRUCTURE B2B CONSTRUCTION

WHY I LIKE WHITECLOUDS

As a technology entrepreneur for 25 years, and an angel investor for 15 years, I've seen a lot of ideas and met a lot of entrepreneurs (hundreds). I can tell you that Jerry Ropelato and WhiteClouds are the "real deal." Jerry is one of those serial tech entrepreneurs who starts his next company with the same passion and hunger that he started his first one and is willing to commit his own personal capital before asking others to do the same. WhiteClouds' exceptional quality has established them as the go-to service provider for the world's largest 3D printing projects. I'm delighted to finally have the opportunity to invest in what I personally believe is a billion-dollar company, with a guy I trust implicitly.



James Marciano

MANAGING DIRECTOR, THE ENTREPRENEUR'S INVESTMENT BANK

THE BUZZ ABOUT WHITECLOUDS

Since partnering with WhiteClouds, we have been able to enhance the entire architectural experience for our clients! The ability to recreate our client's custom log and timber frame home design in the form of a 3D print model, provides a greater clarity as to how the project will look and feel on the specific topography of their building site.

Jeffery W. Caudill

President | Winterwoods Homes, Ltd.

The use of 3D Printing is a footwear industry standard that continues to gain momentum in the Production environment as Additive Manufacturing technology evolves. Companies such as Wolverine Worldwide who embrace 3D Printing not only survive, but thrive with the strategic implementation of relevant, new and innovative Additive technologies.

Mark Baker

Wolverine World Wide

3D Print Packs extend our advanced visualization expertise to include the material world. It is especially exciting that this feature can be turned on within every current TeraRecon installed base system. We are excited to work with WhiteClouds to not only make 3D printing accessible to everyone, but also make prints that are remarkable in terms of their detail and realism.

Jeff Sorenson

CEO | TeraRecon

Unique Opportunities in 3D Printing for Patient-Specific Healthcare -- A Few Questions For: Whiteclouds

April 22, 2016

Some may say that those crying out that 3D printing is the key to the next industrial revolution have their heads in the clouds -- but is that always such a terrible thing?

Super Bowl player's 3D-printed arm brace just a start for Whiteclouds

April 14, 2016

Last year, Carolina Panthers linebacker Thomas Davis showed off a new bit of equipment during Super Bowl 50 - a 3D-printed brace that helped protect Davis by providing shock absorption for the player's healing forearm.

Panthers Player Wears 3-D Printed Brace in the Super Bowl

February 8, 2016

In the January 24 NFC Championship game victory against the Arizona Cardinals, All-Pro Carolina Panthers linebacker Thomas Davis left the game with a broken arm. For most players, that type of injury would require an extensive amount of time

www.3ders.org

February 6, 2016

Jan 6, 2016 | By Kira What happens when two leaders in personalized, high quality and scalable 3D printing services join forces? We're about to find out. WhiteClouds, operator of the world's largest full-color 3D printing lab and operator of 25+

3D Printing Plays Major Role in Super Bowl 50 - Robotics Trends

February 5, 2016

Despite breaking his right forearm during the NFC Championship a couple weeks ago, Carolina Panthers linebacker Thomas Davis will play in Super Bowl 50 against the Denver Broncos, and he might start. Davis underwent surgery the day after the NFC

3D Printing Makes Super Bowl Debut

February 5, 2016

Fans rooting for the Carolina Panthers in this week's Super Bowl can thank 3D printing for slightly increasing their chances of a victory The reason: Star linebacker Thomas Davis is relying on a printed arm brace to ensure his presence on the field.

How a 3-D Printer May Have Changed the Outcome of Super Bowl 50

February 5, 2016

A few minutes after the Carolina Panthers punched their ticket to Super Bowl 50 with a blowout win over the Arizona Cardinals, reporters asked stud linebacker Thomas Davis how his arm was feeling. "Yeah, it's broken," he replied. He'd run into Arizona

Carolina Panthers player could be first to wear 3D-printed brace in an NFL game
February 5, 2016

Carolina Panthers outside linebacker Thomas Davis broke his arm in the game leading up to the Super Bowl. But that doesn't mean he will be sitting on the bench for the championship game this Sunday. He plans on taking the gridiron with a 3D-printed

Injured Panthers linebacker playing in the Super Bowl with 3D-printed arm brace
February 5, 2016

When it comes to the Super Bowl, not even a broken arm will keep dedicated players from participating in the championship game. And now with 3D printing, players can compete with relative comfort and minimal impact on the injury.

Injured Panthers linebacker playing in the Super Bowl with 3D-printed arm brace
February 5, 2016

When it comes to the Super Bowl, not even a broken arm will keep dedicated players from participating in the championship game. And now with 3D printing, players can compete with relative comfort and minimal impact on the injury.

Injured football player may wear 3D-printed brace in Super Bowl
February 5, 2016

Carolina Panthers All-Pro linebacker Thomas Davis could suit up with a custom-printed arm brace to protect a nasty fracture during the biggest game of his life.

www.3ders.org
February 5, 2016

Feb 4, 2016 | By Kira Carolina Panthers' all-pro linebacker Thomas Davis might soon become the first NFL player to wear a piece of 3D printed equipment during a game- and it's not just any game: we're talking about Super Bowl 50, the American sports

Hnida: How Thomas Davis Will Play Super Sunday With A Broken Arm
February 5, 2016

SANTA CLARA, Calif. (CBS4) - The NFL has gone bionic, at least when it comes to a first of its kind 3-D brace to protect a newly fractured forearm. That brace was made for Carolina Panther linebacker Thomas Davis, who fractured his forearm two weeks

Why a 3-D Printing Company Will Be on the Field at the Super Bowl
February 5, 2016

In the second quarter of this year's NFC Championship Game, with his Arizona Cardinals already trailing the Carolina Panthers 17-0, tight end Darren Fells caught a pass in the middle of the field and, sensing he was about to get creamed by two

Carolina Panthers player could be first to wear 3D-printed brace in NFL game
February 5, 2016

Carolina Panthers linebacker Thomas Davis could be the first player to wear a 3D-printed brace in an NFL game, according to CNET. Davis broke his right forearm in the NFC championship game against the Arizona Cardinals on Jan. 24.

Silicon Valley Super Bowl Shows Off Cutting Edges in Sports Tech
February 5, 2016

Super Bowl 50 brings out the latest technology-from the stadium's more than 1,200 WiFi hotspots to virtual helmets of fans' favorite teams.

Carolina Panthers Linebacker To Wear 3D-Printed Brace In Super Bowl
February 4, 2016

Of the more than one million high schoolers playing football right now, about 6.5 percent of them will go on to play at the collegiate level. Of those players, about 1.6 percent will make it to the National Football League, where they'll play for an average

Panthers linebacker gets 3D-printed brace for Super Bowl
February 4, 2016

Whiteclouds worked with Charlotte-based 3D Elite on the design, a company that specializes in braces and casts for sports. The brace is made printed out of a composite blend of plastic and rubber materials. This makes it rigid to stabilize the

Super Bowl linebacker will wear a 3D-printed brace on his recently shattered arm

February 4, 2016

When the Carolina Panthers defense takes the field on Super Bowl Sunday against Peyton Manning and the Denver Broncos, the first-ever 3D-printed equipment will likely make its NFL debut. Panthers linebacker Thomas Davis will be wearing a

Panthers' Linebacker Will Wear 3D-Printed Arm Brace To Play In Super Bowl 50

February 4, 2016

After fracturing his arm during the NFC title game nearly two weeks ago, Carolina Panthers linebacker Thomas Davis immediately vowed that he'll be able to play in Super Bowl 50 this Sunday. The question is, how would he make good on that

3D Printed Resort Pool Model Delivers Realistic Results from WhiteClouds

July 31, 2014

Delivering realistic models of architectural designs has always been a challenge. While 3D renderings and 'fly-throughs' can help a client understand the design's beauty and functionality, there's nothing like a physical model to assist."In the past,

WhiteClouds Creates Colorful 3D Models for Architects and Builders

July 8, 2014

Industrial-scale 3D printing is working its way into architectural modeling as the technology improves in speed, lowers in cost, and broadens in scope. New to the market for professional 3D printing services is the South Ogden, Utah-based

Geek Report Season Finale, insidesales.com, 3D Printing, and the Week in Geek

May 9, 2014

Want to know more about 3D printing? What about business technology? How about the new Gotham TV show? Get all your info right here on the Geek Report with Steven Heumann!

The Inside 3D Printing Show's Most Eye-Catching Projects

April 3, 2014

When I dropped by the Inside 3D Printing Conference and Expo at New York City's Javits Center, I was struck by how much it has grown in just a year-seemingly doubled in size. It's good to know that interest among both business and consumers

The Inside 3D Printing Show's Most Eye-Catching Projects

April 3, 2014

When I dropped by the Inside 3D Printing Conference and Expo at New York City's Javits Center, I was struck by how much it has grown in just a year-seemingly doubled in size. It's good to know that interest among both business and consumers

3D printing stands out at CES 2014 (pictures)

February 24, 2014

3D printing is big at CES 2014, with lots of vendors showing many products and related services to be found around the exhibit halls.

VIDEO: WhiteClouds High-End 3D Printing Services -

February 12, 2014

At CES, Red Touch Media's Frank Radice got the opportunity to interview Jerry Ropelato, CEO of WhiteClouds, on their high-end 3D printing services and the future of the 3D printing industry. This interview was for Red Touch Media's influencer

Fine Print

January 29, 2014

Like any good secret laboratory, Zeni Kinetic is located in a nondescript building in downtown Salt Lake City that conceals the futuristic technology hidden within. Inside, company principal Nicco Macintyre sounds like a parent boasting about an honor

The Future Is Here | Whole Foods Magazine

January 21, 2014

3-D printing, wearable technologies and robots are all making headlines for their Jetsons-quality lifestyle implications. These are not prototypes. High tech isn't as conceptual as it once was.

3D Printer Whiteclouds Wins Prestigious TPN Innovator Pick Award

January 21, 2014

3D printing company Whiteclouds.com brings this new technology to anyone with their online cloud 3D printing service. Whiteclouds CEO Jerry Ropelato joins Geekazine's Jeffrey Powers and Geek News Central's Todd Cochrane to get the award

WhiteClouds 3D Printing, Hands-On From CES 2014

January 13, 2014

Although 3D printing has been out for quite some time, it has only recently started to become more affordable and accessible to the common consumer. We saw some great projects launch and succeed in 2013, so 2014 might be where 3D printing hits a

"3D printing for the masses": WhiteClouds aims to capture the public's imagination at CES

November 26, 2013

One of the key aims of the companies exhibiting at the TCT-sponsored 3D Printing TechZone at International CES 2014 is to capture the imagination of the general public - ordinary people with no design, 'maker' or other technical background.

A New Look At The High-Speed Hyperloop

August 30, 2013

This post was created by a user and has not been vetted or endorsed by BuzzFeed's editorial staff. It is also not paid advertising. BuzzFeed Community is a place where anyone can post awesome lists and creations. Learn more or post your buzz!

3-D Printing Elon Musk's Hyperloop in Less Than 24 Hours

August 21, 2013

When the team at Whiteclouds downloaded Elon Musk's plans for the Hyperloop, they didn't just pore over the details. They went to work. Twenty-four hours later, they had a 3-D printed model of Musk's fantastical vision of a shotgun shell stuffed

Doesn't Go 800 mph, But 3D Printed Hyperloop Model Is Cool - Personal Tech on CIO Today

August 21, 2013

During the Hyperloop reveal, Musk said it would be awhile before he tackled it because his focus was on his SpaceX space-launching and Tesla electric-car ventures. Musk said he may get to working on a Hyperloop prototype within 10 years.

Watch a Team of Designers 3-D Print a Model of the Hyperloop in 24 Hours

August 21, 2013

When Elon Musk unveiled his idea for the Hyperloop, a super-fast pneumatic transportation system, a lot of people didn't know quite what to make of it. But Utah tech entrepreneur Jerry Ropelato did. Spying a PR opportunity, he challenged the

Elon Musk's Hyperloop design inspires a startup to 3-D print a prototype - Silicon Valley Business Journal

August 21, 2013

For anyone wondering what Elon Musk's Hyperloop concept may physically look like, WhiteClouds, a 3-D printing company, has produced a prototype. Jerry Ropelato, WhiteCloud's CEO, saw Musk's 57 page Hyperloop design and issued his team a

Elon Musk's Hyperloop 3D printed to show what could be

August 20, 2013

After mentioning it earlier this year, Elon Musk of Tesla and SpaceX fame released detailed information on the Hyperloop he imagines, something that could quickly transport passengers from one location to another. To give the curious and ambitious

We Enable Businesses to Customize 3D Products

Unlike our competitors who focus on creating product prototypes, we focus on creating the end consumer product.

WhiteClouds is a cloud-based 3D-printing service that enables businesses to create personalized products for their consumers. For instance, we 3D print all of Microsoft's personalized Halo 5 characters. It's a service Microsoft offers their customers online and when an order is submitted, we create the product and fulfill it.

60,000 sqft

The world's largest full-color 3D-printing facility.








whiteclouds



We've Built an End-to-End Software Platform

From small businesses to large enterprises, our 3DaaS ecosystem of software is flexible enough for each customers own desired level of automation.

3D personalization, order management, 3D asset management, and 3D production processes are all part of the platform. Our robust software (and printing facility) allows us to tackle several verticals at once. Today, our company is focused on four areas: architectural, medical, gaming, and tradeshows. But what truly sets us apart is our ability to balance automation for efficiency and the quality of our color 3D prints.



Architectural

With 3D printing technologies, models are easier to create, more affordable, more accurate, and have a higher level of detail than ever before.



Medical

Complex cases may sometimes need a different view. 3D models provide a hands on perspective with high detail and full color segmentation.



Gaming

With complete customization of players' favorite characters, 3D printed figurines provide incredibly fine details and are delivered directly to the player's doorstep.



Tradeshow Displays

Tradeshows around the world need precise 3D colored models to showcase their industry—from molecules to machines.

$5,181,000

Total Sales Since Inception

Since our launch 3 years ago, our focus has been on building a world class 3DaaS software platform and 3D printing production facility



**Projected 2017 Revenue: $5.12 Million
2016 Revenue: $2.56 Million
Projected 2017
$5M
$4M
$3M
$2M
$1M
0
2014
2015
2016
2017
Total Annual Sales

*Excluding R&D revenue, including $3,500,00 in one-time grant revenue received in 2015.

213%

Avg Yearly Growth in Sales

98%

Customer Retention Rate

***We close sales opportunities on a daily basis, but there are 5 significant potential deals that we are working toward a final close (some have been in process for months). 3 of those are existing customers that want to expand into larger deals – we are working through details on those. These 5 potential deals are in the architecture, displays, and medical areas. Two of these combined deals could be worth almost $10 Million in recurring annual revenues. Implementation timelines are different for all 5, but vary from 2 months to 8 months.*

SHOW MORE

Meet Our Customers

Each of these major brands use the WhiteClouds solution to personalize and specifically tailor their products they produce using our manufacturing.

ASSASSIN'S CREED UNITY

SCOTT

Harry Potter

Walmart

DreamWorks Experience

ENVE

INL
Idaho National Laboratory

HALO 5
GUARDIANS

SONY

UBISOFT

Red Bull

Stanford

Carnival

b/r bleacher report

Our Work Has Helped Save Lives

Physicians use our 3D printing technology to prepare for a complex surgeries.


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Ella's Story



Two of Our Healthcare Customers Discussing 3D Models

Jeff Sorenson – CEO of TeraRecon (3D Visualization Software Publisher) & Dr Quigley (NeuroRadiologist - University of Utah)

Our Journey So Far

Quality has always been the underlying driver for everything we do at WhiteClouds. In 2016, it was about bringing that quality to our B2B2C sales channel. Now, we want to boost our marketing to capitalize on the foundation we've built.

January 2013

WhiteClouds Launches with Initial Funding

14 co-founders (working for equity) formed the initial WhiteClouds team with $500K in funding with the goal of building a cloud based 3D printing company.

April 2013

3D Printers

Purchased first 3D Printers (8 of them) and began learning equipment capabilities, finishes, pre/post production processes.

May 2013

Funding

New investment of $2,500,000 from CEO to be used to expand production capabilities and fund more R&D.

November 2014

Architecture and Entertainment

Released new product line/services in architectural 3D Printed models and 3D Printed figurines in entertainment.

May 2015

Medical Models

Began research and development on new personalized 3D Printed medical models from CAT scans and MRI's. $3,500,000 in new R&D Grant funding.

October 2015

Expansion

Moved to our new 60,000 square foot facilities. Additional equipment purchases make us the largest facility of full-color 3D printing in the world.

December 2015

Acquisition 1

Acquired 3DPlusMe for their 3DaaS software platform giving us an end-to-end platform for 3D manufacturing automation.

June 2016

Acquisition 2

Acquired Sandboxr, video game industry leader in 3D printing of video game characters with their patent pending poly-bonding software.

October 2016

Patent-Pending

Submitted our new Hinge and Slice medical model design.

Q4 2016 - Q1 2017

3DyourSCAN, 3DyourPLAN, 3DyourMAP

New products lead to contracts with Drone Deploy, TeraRecon, and 5 of the top 40 homebuilders in the U.S.

2017-2018

Scale Production

The company will expand with recurring and subscription type revenue models with larger partners and customers and look at additional markets for growth.

Our Founder's Last Startup: Over $100 Million in Revenues

We have an all-star, experienced team ready to conquer the 3D printing market.


MARVEL

"I was the founder and CEO of Purch, which is among the largest internet technology media companies in the world. Purch owns different website brands, such as Tom's Hardware, TopTenReviews, Business.com, and Buyer Zone. I was at a time in my life when I wanted some change, and to start a technology company based on the future. And the future is in 3D printing. I love building things, and I felt that with 3D printing we could help businesses build personalized products at a rate they couldn't imagine was possible."

- Jerry Ropelato

Let's Build Better, Bigger, Faster

WhiteClouds is positioned to become the go-to full-color 3D printing service enabler for businesses wanting to provide personalized products to their customers.



Thank-you to all of our customers, fans, and friends. Your support has been crucial to the growth of our company. Many of you have asked, "How can I invest in WhiteClouds?" Now you can. We are partnering with Wefunder to raise money and I hope you will take the opportunity to share in the success of our journey.

Often, I speak on my favorite subject entitled "A Futuristic Look at the Next 100 Years in Technology." Along with robotics, space travel, autonomous vehicles and many other topics, I always get very excited talking about the future of 3D printing. Even though aspects of 3D printing have been around for 30+ years, most businesses have no idea how this technology will impact them. The amazing things that can be done with 3D printing can give businesses competitive advantages in their current situations. Education is always part of our sales process and we are fortunate that we are in the middle of those early conversations and can help shape some of their future strategies.

Education and implementation of 3D printing in the healthcare space is still in its infancy. A few months ago, we were involved with the 3D printing of an infant's heart to be used in the pre-planning of a complex heart surgery. The patient was named Ella. Shortly after Ella's successful surgery, Ella and her family visited our facility to see how the personalized heart model was created. It was a surreal moment for me, to learn more about what these skillful surgeons had to do for this complex surgery and that we had a very small part in being able to help. It strengthened my conviction of what we are building here at WhiteClouds.

We know WhiteClouds is well positioned to be the market leader. We are making incredible progress, and setting the stage for our future growth. Come join us on our journey and help make a difference with this new technology.

Thank you,



Jerry Ropelato

MEET THE FOUNDERS



Jerry Ropelato

Chief Executive Officer

Jerry has over 30 years of Internet Media, Technology Product Development, and Manufacturing experience. Author and public speaker, he enjoys coaching basketball and spending time with his family.



Joey Skinner

Chief Operating Officer

Over 30 years experience in software, manufacturing, and executive management. He has been involved with large public companies and enjoys the agile atmosphere of technology start-ups.



Braden Ellis

CRO/CMO/SVP Sales

Over 15 years of working in Tech & Med-Tech by building global sales and marketing teams that effectively generate revenue. Has managed teams in the UK and US.

AND THE REST OF THE TEAM



TJ Young

VP-Entertainment | President of Sandboxr



Mike Eltzroth

VP-Strategic Alliances



Kerry Parker

VP Sales - Business Dev.

DETAILS

– COLLAPSE ALL

What is WhiteClouds?

WhiteClouds is 3D Printing in the Cloud for businesses. We provide an ecosystem for businesses to enable the creation of personalized products for their customers. Instead of focusing on creating product prototypes like many of our competitors, we focus on the end consumer product. A few examples:
We work with builders, architects, and developers to create extremely detailed, physical architectural models for each customer's new home or building prior to construction.

- We work with hospitals to create personal anatomical models from their patients' CAT-Scans/MRIs to be used for pre-surgery planning and patient education.

- We work with gaming publishers to offer their customers the ability to better connect with the video game by creating a physical model of their personalized avatar/characters.

- We work with tradeshow and display companies to offer unique model displays for their customers.

WhiteClouds is now the largest full-color 3D Printing facility in the world.

What does the overall market for 3D printing look like right now?

3D printing is a large industry but it's also a very fragmented industry with a lot of different sub-industries. These include everything from commercial and consumer printer manufacturers and the companies that make the printing materials, to service bureaus, scanning companies, and companies selling 3D-printable content. Then there are software publishers that make the modeling software. We are positioned in the services side.

When people think of 3D printing they usually think about quick print jobs. You plug in a USB cable to a printer and out comes the end product. It's not that easy. It takes a lot of work to prepare for a 3D print job. When we say we're a service organization, that's true because we are providing a service for other companies. But we have a lot of software and intellectual property on the front end to help us deliver a great quality product. In that respect, it's nothing like your local copy center.

Mckinsey and Company, a worldwide management consulting firm, has said they believe that by the year 2025 there will be $4 trillion dollars of consumer products that could be 3D printed. That doesn't mean they will be, but they could be. They analyzed actual products that they believe will be printed, and that could be a $100 billion to $300 billion marketplace by 2025. That is the exact market that we are going after.

What segments of the 3D printing market are your focus?

We've built an end-to-end software platform, what we call a 3DaaS (3D-as-a-service) platform. It allows us to go into multiple verticals. The process is basically the same for each vertical. Today, our company is focused in four areas: architectural, medical, gaming, and visual prototypes and displays. We try to identify marketplaces where personalization and customization play a big part. In the future, there will be other areas that we put additional resources into. We currently have a number of customers in the shoe industry and we see some additional growth opportunities there.

Who are your customers?

With over 500 customers, we work with a lot of brands as well as many Fortune 500 companies including Walmart, Amazon, Microsoft, Home Depot, Target, UPS, Time Warner, Mattel, Autoliv, and many others. Most of those companies are in the infancy of 3D printing and how it will impact their businesses. Here is an example of how we work with one of our customers - Microsoft. In it's Halo Waypoint interface, Microsoft allows players to create their own Halo avatar. Using our software, players add armor and weaponry that they've earned in the game and can configure the avatar to a specific pose. We then 3D Print their model with a custom gamer tag on the base. It's a very personalized print job based on their avatar. Under the deal with Microsoft, we pay them a royalty. The 3D Print offer is in the software, but when the player buys, the order comes directly to us. We fulfill the order and ship it in a very nice package with the Halo branding.

Another customer is DroneDeploy. We 3D Print topographies and 3D buildings for their customers. DroneDeply is a technology startup that uses drones to capture imagery and process maps and 3D models. A DroneDeploy customer maneuvers their drone, via coordinates, to capture images (for example - a shopping mall). The images are stitched together to create a 3D model. Using the WhiteClouds 3DaaS (3D-as-a-service) platform, information is uploaded to us and we 3D Print the order and drop-ship it directly to DroneDeploy's customer within a few days. We've found that a lot of their customers are mining companies wanting a 3D topographical model, so the service has a lot of interesting applications.

Who are your customers in the healthcare sector?

We work with different hospital chains directly - a few customers are Intermountain Healthcare, University of Utah, Stanford, and University of Texas. Keep in mind, 3D Printing is still extremely early in the healthcare sector. We have forged a very strong partnership with TeraRecon, the largest 3D Visualization software provider in the medical space. Globally, they have approximately 4,500 hospital networks using their software. Their software is vendor neutral, meaning they work with any CAT scan or MRI provider - it may be GE, Toshiba, or Philips. Our partnership with TeraRecon provides the first end-to-end click-to-print solution for the medical professional to segment (select the region of interest from a CAT-Scan/MRI) the 2D data and receive a 3D printed anatomical model. WhiteClouds' software and design professionals position the model for best display capabilities including the use of our patent-pending hinge and slice functions.

These models are used in preoperative collaboration for surgical planning and patient education. TeraRecon sells what are called "PrintPacks" to hospitals - bundles from 50-5,000 prints.

We are also working with Anatomical Warehouse, a global company that provides standard anatomical models to hospitals, research centers, and educational institutions. We are providing the customization and personalization of 3D prints from CAT Scans and MRIs or special prints to be used in displays.

What is your work in the architectural space?

When the company was first started, WhiteClouds began in the Architectural area, completing one-time projects in commercial building models, home exteriors, home interior rooms, floor plans, topographies, etc. New on the horizon, we are enabling the largest home builders in the US to be able to supply, to each of their homebuyers, a 3D model of each home they are building. We expect this new sales tool will help builders keep their customers engaged during the building cycle. We are now working with 5 of the 40 largest builders in the US - helping them implement personalized solutions for their customers.

Who are your competitors?

There are a number of competitors in each of the verticals we participate in. We believe we lead the particular vertical segments we are in. Many of our competitors have actually turned into our customers. They realize with our quality and capacity it is better to partner with us than to compete against us. There are a lot of smaller companies that are trying to enter the marketplace. The barriers-to-entry are quite high. Most of our competitors focus more on 3D Printing prototypes as opposed to end products which is the bulk of our business. There are a number of different 3D printing technologies - we focus our efforts on the technologies that produce full-color prints. Many of our competitors are focused on technologies in the non-color plastics used to produce prototypes.

Who's responsible for educating customers about 3D printing?

That's a huge obstacle, and it's something that all of us in the industry have to overcome as 3D content explodes. Microsoft has come a long way. They have a new builder app and an embedded 3D courier, so they are educating people on how to create content and obviously output it to a 3D printer. As that knowledge expands, consumption will increase. That is one reason we have verticalized. We've understood that we need to seed those areas of the market that already have great content and give them a platform to be able to create physical objects from that content.

In the architectural space, we have an educational campaign going where we are sending out samples of finished 3D printed architectural models to the top 500 builders in the country. We have found that most builders have no idea this can be done, even though some of them have heard about 3D printing. They didn't know that you can create such high quality and detailed models. We have taken it upon ourselves to educate the market in the verticals we are in because if we don't, we don't know who will. We think this gives us a great opportunity to also drive sales. Even though it's a challenge, we feel it's a great opportunity for us to be first to market.

How did WhiteClouds get started?

Jerry: I had a very successful company before this. I was the founder and CEO of Purch, which is one of the largest internet technology media companies in the world. We owned about a dozen different websites related to helping consumers purchase technology products and services. I was at a time in my life where I wanted some change, and wanted to start a new company based on new, up-and-coming technologies. I narrowed that down to IOT (internet of things) and 3D printing. With my love for building things, 3D printing was a natural fit. The co-founders and I thought this would be an exciting thing to do and an easy process to get started. We were wrong on that. It took us a couple of years to figure out how to get good quality prints and how to identify the right markets to go into. That was part of our early startup. Now we're ready and expecting to increase our sales and marketing and really grow. That's part of the reason why we're doing this Wefunder project.

How has WhiteClouds grown so far?

We have grown from that first color printer we purchased in 2013 to having approximately 50 production printers in a 60,000-square-foot facility. We moved into our new facility in October of 2015 and that was a nice milestone for us. We were in very cramped quarters and to be able to move into this facility, and be prepared for our future growth, was one of the best decisions we have made. The move, along with additional 3D printer purchases, made us the largest full-color 3D printing company in the world.

As we have grown, we have increased our R&D expenditures to make sure we are continuing to innovate. For example, in early 2015, we invested heavily in healthcare 3D printing--being able to take CAT-Scans and MRi's and converting them into personalized anatomical models for surgeons to use.

Several months ago, we filed our first patent. It is our sliced hinged model for medical use. We also did two acquisitions in the last 18 months. We acquired two 3D printing related software companies, Sandboxer and 3DPlusMe.

In mid-2015, we started adding additional talent to our executive team, adding a Chief Operations Officer (Joey Skinner) and a Chief Revenue Officer (Braden Ellis).

What are your goals for the immediate future?

We want to increase our sales and marketing efforts and then capitalize on what we've already built. We are also hearing demand from our current customers regarding Europe and Asia. The success of our fundraising efforts will determine if we even consider any type of expansion along those lines. We are evaluating a new vertical related to animal anatomical models. We are currently in an evaluation/beta period with an industry leader in the veterinary space. We are also planning more software implementations in some of our existing verticals, and we have a number of big accounts in the works.

What does WhiteClouds do better than everyone else?

We believe the thing we are better at than anyone is the quality of our 3D, full-color prints. We don't think there's anyone who can match our quality. We also think we have automated significant amounts of the process that takes existing 2D content and converts it into 3D printable content. That is a strong core element of what we do. With our software interfaces in our 3DaaS (3D-as-a-service) platform, we are continually improving our channel connections as much as possible. There are times where it still requires a human designer to complete the design to make it truly print-ready and we have one of the best teams of designers in the industry.

Another big differentiator WhiteClouds has is when it comes to capacity and turnaround times. With the largest number of full-color 3D printers under one roof, we are able to produce items within a few day--in some cases, next day. We have the capacity to be able to take on very large deals.

Will WhiteClouds evolve into large scale production?

Yes, we work with a lot of businesses that are trying to unlock the mystery of how 3D Printing works and how this impacts unique personalization in various products. Many of them are in the early stages of this. It makes sense to do one-time orders to get the process started, but in time, we anticipate these will turn into large-scale production orders where each and every product will be unique. Even though we might do thousands of Halo figurines through Microsoft, every one's going to be a slightly different pose or different colors and names. That's why you need the capabilities of 3D printing.

How do you acquire customers?

It depends on the vertical. Many of our customers come to us through word of mouth because we have built a level of quality that's unprecedented in the industry. If you are looking for full-color 3D printing, we set the bar, and we're constantly raising it. We have good brand recognition in the full color space and we generate a lot of leads from that recognition. We actively pursue marketing opportunities, SEO, SEM, social, email campaigns, and direct marketing. We have dedicated resources in each of our verticals to develop strategic partnerships.

Often, we reach out to potential customers that will be strategic in nature--channel partners. Together, we may be building the first product in that particular segment. We do a lot of channel development with the businesses who already have large customer bases. We don't have to sell to their end-consumer--the channel partner does this. We help the channel partner build out a new personalized product line.

How is your revenue now?

In 2016, we had $2.5 million in revenues. From a historical gross margin perspective, we have typically hovered around the mid-40 percentage points. For this year, we expect gross margins to increase to a blended gross margin of about 65%. Many of our new products/customers that are coming online will typically be in the 60-70% gross margin range. With increased efficiencies and with price negotiations on the consumables we're using, we'll be able to reduce our cost and increase our gross margins. If we continue hitting our projections as planned, we expect to be cash-flow positive by mid-summer this year (2017).

Why are you raising money?

Most of our fund raising will go towards sales and marketing activities. We plan to increase the breadth of the sales team, invest in brand recognition, conduct general marketing activities and build out our channel development. There is current demand for global expansion from our existing customer base, specifically in Europe and Asia. The success of our fundraising efforts will determine if we consider any type of expansion.

Tell us about your team. ^

Joey: Braden and I both joined at the same time, in mid-2015. The bulk of my career is with large software companies where I developed software products. Notably, I was vice-president over global software for Brooks Automation (NASD: BRKS). The software portion of the company generated about $110 million a year, and I was over all of the software product management and marketing. After that, I built up and sold a couple of software companies, and then did some consulting work while looking for the next big thing. I'm extremely excited about joining WhiteClouds and believe strongly in what we can do. My strength is not only in software but in efficiency and manufacturing improvements. Most of the software products that I helped develop, or at least managed, were manufacturing software products, so I have a lot of experience in that.

Braden: My background is in sales and sales development. I was director of strategic alliances for the largest small-business human-resources management company, Infinisource. They were picked up by Accel KKR a few years ago. I developed all of their external channel development and external sales teams. Then I was global sales director for Lloyd's Development Capital Investment. Their investment was called UK2 Group, and they are about the third largest web hosting company in the world. I managed teams in London and here in the US. I've had about 15 years in the sales vertical.

Jerry: I have 35 years of experience in technology-related companies, primarily software and media. I have created 8 companies (5 of which still exist). Prior to WhiteClouds, I was the founder of Purch, a large global Internet technology media company that helps consumers purchase technology products. It now has approximately 125 Million monthly unique visitors from websites such as TopTenReviews, Toms Hardware, Laptop Magazine, BuyerZone, Business.com and many others.

Recently, we added a couple of our other team members that have strong backgrounds in the various verticals that we're focused on. Mike Eltzroth, for example, was a co-founder with me at Purch. We have worked together for most of the last 18 years. Mike has a strong background in strategic alliances. From our Sandboxr acquisition, TJ Young (President of Sandboxr) joined our team. He's now heading up our video gaming and entertainment area. We have a great team chemistry and our executive team is well-positioned for the future.

What is the grand vision for WhiteClouds? ^

Imagine the future when 3D printing has significantly altered how products are designed and manufactured, allowing complete personalization in all business sectors. Whiteclouds will be the enabler for businesses to accomplish this. Behind the scenes we are building a great company and setting about to make a difference in the world. We think we're early in 3D Printing and this industry has unlimited potential. We have built a great foundation and are well poised for the future.

What's your cash flow? ^

As of mid-April 2017, our cash on hand was $1,105,000. Our current burn rate for April 2017 will be approximately $95K. If we continue hitting our projections as planned, we expect to be cash-flow positive by mid-summer this year (2017).

RISKS SPECIFIC TO WHITECLOUDS

1. While the Company believes in good faith that its business plans have a reasonable chance of success, the operation of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand total loss of their investment.

2. We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters. ... **READ MORE**

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

WhiteClouds is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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WHITECLOUDS

2018 Report

Dear investors,

Here is an update from KingsCrowd - Crowdfunding Analysts:

In September of 2018, WhiteClouds was rated a Top Deal by KingsCrowd. As a reminder, WhiteClouds is a 3D printing as a service solution that enables organizations to easily order both prototype products as well as consumer products with no in-house design or 3D printing expertise. With rapid delivery on high-end customized color parts both big and small, the team has found an ability to service multiple verticals with beautiful end-products. At the time we rated the company a Top Deal because of its strong market traction, long term defensible moat in a growing industry, and proven management team including CEO Jerry Ropelato, who built a $100M business prior. With the team back for another raise, we are analyzing the business to determine if it warrants continued investment.

Business Model Refresher: As a reminder, WhiteClouds provides 3D printing as a service in its 60,000 square foot printing facility. Their 3D printers can print in full color with extreme precision, capable of printing details as small as 16 microns, or ⅙ the size of a human hair. With over 70 production printers, WhiteClouds is capable of producing a large variety of prints in many different sizes, enabling them to help any company with their needs. They produce their 3D prints on demand, and often times the company can complete orders within a day, producing thousands of individually customized products every month. The global 3D printing market is estimated to be a $30B+ global market opportunity by 2023, up from $7.9B in 2016 driven by an improvement in the end products produced by 3D printers to be utilized in more consumer interfacing applications.

Business Updates: Healthy Top Line Growth: When we last rated the company in 2018, White Clouds had stated 2017 revenues of $2.29M. With 2018 closed out the team reported ~$3.5M in fiscal year revenues, a 53% CAGR in top line growth, after having discontinued less profitable lines of business in 2017. With strong growth from a portfolio of customers that includes the likes of Google, IBM, Amgen, Harley Davidson and more, it is apparent that White Clouds is building a strong book of business driven by its position in the market as a large and versatile 3D print provider.

Improving Underlying Business Fundamentals: Having discontinued less profitable lines of business in 2017 led to a gross margin of 66% in 2018 versus 53% in 2017 and the team expects to elevate that to 69% during 2019. Part of the improvement in bottom line cost comes from the $496 customer acquisition cost in relation to $21,578 in customer lifetime value with a 98% retention rate. Many of the efforts put in place by the team around SEO (search engine optimization), which you may remember is a core competency of this team, are taking hold. Normalizing the company's financials for past acquisitions and capital investments reveals a company with a strong, and thus far successful, plan for growth on a trajectory heading toward profitability in the next few years.

Large Entity Customer Acquisition: WhiteClouds continues to gain a foothold with large corporate customers. Across its portfolio of customers, it has built a strong presence in healthcare, event-planning, and consumer retail companies. Currently, the company has 70+ Fortune 1000 companies, 38 of which were acquired in 2018 alone. These Fortune 1000 companies include very diverse brands like American Express, NASA, Amazon, Disney, and Google. WhiteClouds' acquisition of Fortune 1000 customers indicates their ability to serve large clients with trusted quality products. As that list continues to grow the network effects of being known as the trusted provider of 3D printed products will help separate WhiteClouds from other potential competitors. The Rating: Top

Deal Reiterated: WhiteClouds continues to show signs of being a Top Deal. When we last rated the company in 2017, the team was raising at a $20M valuation cap. Today, that stands at $22M on meaningfully improved revenues and gross margins. This experienced management team continues to execute and build a healthy business that has a growing list of Fortune 1000 companies that are proving to be high repeat business customers. As we stated in our prior rating, if the team continues to build the business in the way it has shown to date, acquisition opportunities in the $150M to $175M range could be within reach in the next 3 to 5 years with 3D printing companies typically transacting in the 2 to 2.4X revenue multiple range. The company's customer acquisition cost to customer lifetime value clearly shows that marketing investments are likely to provide a high return on investment, and the company has also indicated that they plan on spending the majority of funds raised on sales and marketing. An investment in WhiteClouds is effectively a stake in this new marketing push, and the margin between customer acquisition cost and customer lifetime value, as well as the potential growth in their various market segments. With the company's current growth trajectory and their high-value product offering, WhiteClouds is a uniquely promising investment.

We need your help!

It would be really helpful if Investors could share with their business friends and associates what services WhiteClouds offers. Having our investors go to https://www.whiteclouds.com/ and perusing our website would be very helpful when talking to friends and associates. It would only take a few minutes to be very comfortable talking about what WhiteClouds does.

Sincerely,

Jerry Ropelato
CEO

Joey Skinner
Chief Operating Officer

Our Mission

At WhiteClouds, we know over 88% of customers want personalization in their products. That's why we make it easy for companies to create personalized and customized products, big and small—no expertise in 3D design, software, or equipment necessary. Our robust end-to-end software and dedication to quality are why we have customers ranging from medical and veterinary to gaming and retail.

See our full profile

How did we do this year?

Report Card

B+

The Good

Lead Generation through Content Creation and Search Engine Optimization has had a major impact on the company.

3D fabrication has expanded with larger fabrication models.

Added significant new customers and Fortune 1000 customers (now over 80).

The Bad

Expansion into existing customers didn't occur. Part of our funding will go to help expanding in this area.

Efforts in 2018 didn't get to profitability, but April of 2019 is now at EBITDA breakeven.

Our SEM (search engine marketing) was turned off to reduce expenses. Part of our fundraising to go to these activities.

2018 At a Glance

January 1 to December 31


$$$$

$2,293,065 [11%]
Revenue



-$3,238,628
Net Loss


IOU!

$2,459,072 +151%
Short Term Debt



$1,443,950
Raised in 2017



$66,222
Cash on Hand

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

WhiteClouds' proprietary 3D printing software platform enables businesses to produce personalized products for their customers like: a model brain-with-tumor based on a patient's personal MRI, architectural models for future construction, or a custom figurine for a super fan. With our cloud-based software, the options are limitless. We've coupled our 3D as a service (3DaaS) platform with our full color 3D printing facility—that's why just last year we did over $2.5 million in revenue. At WhiteClouds, we know over 88% of customers want personalization in their products. That's why we make it easy for companies to create personalized products their customers can actually hold in their hands—no expertise in 3D design, software, or equipment necessary. Our robust end-to-end software and dedication to quality is why we have clients ranging from Marvel and Harry Potter to NASA and Microsoft. We aim to be *the* go-to service provider for ambitious 3D printing projects.

Milestones

WhiteClouds Inc. was incorporated in the State of Utah in January 2013.

Since then, we have:

- 3DaaS Software Platform Built
- Largest Full-Color 3D Printing Production Facility in the World
- Acquired Software 3D Printing Companies: Sandboxr and 3DPlusMe
- Two Pending Patents
- Customers Include: 2nd, 3rd, and 9th Largest Video Game Publishers
- Customers Include: Largest Healthcare 3D Visualization Developer and Largest Anatomical Warehouse Supplier

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $2,293,065 compared to the year ended December 31, 2016, when the Company had revenues of $2,562,441. Our gross margin was 53.98% in fiscal year 2017, compared to 40.35% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $3,153,124, including $66,222 in cash. As of December 31, 2016, the Company had $3,965,530 in total assets, including $64,892 in cash.
- *Net Loss.* The Company has had net losses of $3,238,628 and net losses of $4,728,585 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $7,313,656 for the fiscal year ended December 31, 2017 and $5,828,663 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $3,000,000 in equity, $4,765,000 in convertibles, and $1,070,000 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

WhiteClouds Inc. cash in hand is $66,222, as of December 2017. Over the last three months, revenues have averaged $238,824/month, cost of goods sold has averaged $86,201/month, and operational expenses have averaged $350,565/month, for an average burn rate of $197,942 per month. Our intent is to be profitable in 3 months.

We are seeing a consistent increase in revenue from month to month. Our revenue increased 21% from February to March and we expect this trend to continue.

Our cost of sales has decreased to 37%. We expect to maintain this great profit margin. Most of our expenses will remain steady but as we increase sales we expect to increase staff and the expenses that are directly related to revenue.

Net Margin: -141%

Gross Margin: 54%

Return on Assets: -103%

Earnings per Share: -$0.10

Revenue per Employee: $71,658

Cash to Assets: 2%

Revenue to Receivables: 791%

Debt Ratio: 232%

2015_Taxes.pdf

Financial_Statements_2015.pdf

Financial_Statements_2016.pdf

WhiteClouds__Inc._Financial_Statements-_Reviewed.pdf

Financial_Statements_2017.pdf

Financial_Statements_2018.pdf

We ❤ Our 1027 Investors

Thank You For Believing In Us

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Hantz Frage
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Davender Bhardwaj
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Mabel Held
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Jeremy Stouder

Thank You!

From the WhiteClouds Team



Jerry Ropelato
CEO



Joey Skinner
Chief Operating Officer



Dave Forsberg
Sales Advisor

25 yrs in sales & marketing. Led Marketstar to $325M in annual revenue as EVP Business Development



Kerry Parker
VP Sales - Business Dev.



Lesa May
Controller



Kelly Root
Design Manager



David Southern
Director of Development



Athena Perkins
3D Medical Specialist



Wayne Ropelato
Production Manager

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Lesa May	Controller @ WhiteClouds	2015
Joey Skinner	Management @ WhiteClouds	2015
Jerry Ropelato	Technology @ WhiteClouds	2013

Officers

OFFICER	TITLE	JOINED
Lesa May	Controller	2015
Joey Skinner	COO	2015
Jerry Ropelato	CEO, Director	2013
David Forsberg	CRO	2018

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Ropelato Family Enterprise	17,444,444 Common Stock	44.6%
Jerry Ropelato	13,400,352 Common Stock	34.2%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
01/2013	$500,000	Common Stock	Section 4(a)(2)
05/2013	$2,500,000		Section 4(a)(2)
12/2015	$600,000		Section 4(a)(2)
01/2016	$3,844,000		Section 4(a)(2)
01/2017	$321,000		Section 4(a)(2)
07/2017	$1,070,000	Safe	Regulation Crowdfunding
03/2018	$80,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
12/26/2015	$600,000	8.0%		None	12/25/2017
01/23/2016	$3,844,000	8.0%		None	01/01/2018
01/28/2017	$321,000	8.0%		None	01/27/2019
03/05/2018	$80,000	8.0%	20.0%	$18,000,000	03/05/2020

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Jerry Ropelato	12/30/2017	$548,579	$548,580	0.0%	12/31/2019	Yes
Connect VC	04/10/2018	$955,921	$1,147,924	8.0%	05/21/2019	Yes
Jerry Ropelato	06/30/2018	$180,000	$180,001	0.0%	06/30/2019	Yes

Related Party Transactions

The Company has convertible notes ("the Notes") payable to Jerry Ropelato (CEO of Whiteclouds). The Notes worth $4,765,000 at time of transaction accrue interest at the rate of 8% per annum and have twenty four month terms, with the earliest commencing in November of 2015.

Name	Jerry Ropelato
Amount Invested	$180,000
Transaction type	Loan
Issued	06/30/2018
Outstanding principal plus interest	$180,000 as of 07/2018
Interest	0.0 per annum
Maturity	06/30/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Owner

Name	Jerry Ropelato
Amount Invested	$548,580
Transaction type	Loan
Issued	12/20/2017
Outstanding principal plus interest	$548,580 as of 04/2018
Interest	0.0 per annum
Maturity	12/31/2019
Outstanding	Yes
Current with payments	Yes
Relationship	Owner

Name	Jerry Ropelato
Amount Invested	$600,000
Transaction type	Convertible Note
Issued	12/25/2015
Interest	8.0 per annum
Maturity	12/25/2017
Valuation cap	None
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Name	Jerry Ropelato
Amount Invested	$3,844,000
Transaction type	Convertible Note
Issued	01/22/2016
Interest	8.0 per annum
Maturity	01/22/2018
Valuation cap	None
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Name	Jerry Ropelato
Amount Invested	$321,000
Transaction type	Convertible Note
Issued	01/27/2017
Interest	8.0 per annum
Maturity	01/27/2019
Valuation cap	None
Relationship	Owner/ Founder

This convertible note was with founder, Jerry Ropelato. It has not yet been converted, and the loan has not been paid back.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Other	0	0	No
Common	50,000,000	33,142,304	Yes
Preferred	50,000,000	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	621,769
Options:	6,000,000

Risks

We may not have sufficient product liability insurance to cover potential damages.

We may experience substantial competition in the future from companies that have more financial capabilities and resources.

We do not plan to pay dividends to its shareholders in the near future and there is no guarantee it will ever receive any profit from its operations so as to be able to declare and pay dividends to its shareholders.

We may be subject to future governmental regulations. Aspects of our business and our products may be regulated at the local, state, and federal levels. Our products may be subject to state, local and Federal environmental laws and regulations, including those relating to the handling and storage of hazardous materials. We and our products may also be subject to significant governmental regulation relating to labor conditions, safety in the workplace, healthcare and other human resource issues. The nature and scope of future legislation, regulations and programs cannot be predicted. While we anticipate that we and our products will be in compliance with all applicable governmental regulations, there still may be risks that such laws and regulations may change with respect to present or future operations. Such additional costs would increase the cost of investments and operations and decrease the demand for products and services. We and our products will be ultimately responsible for compliance with such regulations and for obtaining and maintaining all required permits and licenses. Such compliance may be time consuming and costly, and such expenses may materially affect our future ability to break even or generate profits.

The Company's securities may not be marketable.

The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team or other factors, there is no guarantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering (IPO). Even if those do occur, there is no guarantee that investor returns will be positive.

The company intends to use a significant portion of the proceeds from the offering for unspecified working capital. The offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for the proceeds (focused on sales, marketing, and product development) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that investors could evaluate. Such portion of the proceeds from this offering will be used for the purpose that the company's management deems to be in its best interest in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgement with respect to application and allocation of such portion of the proceeds of this Offering. The company may choose to use the proceeds in the manner that the investors do not agree with and investor may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and ultimately cause an investor to lose all or portion of his or her investment.

At some future date, we may be subject to healthcare PHI data and HIPAA requirements that may require additional investment, expertise, consulting expense, employee hires that may have additional risks and challenges specific to our business.

The Company will depend on the performance of distributors, retailers and other resellers.

We currently obtain consumables and certain equipment parts from single or limited sources, and are subject to significant supply and pricing risks.

If we do not respond to technological changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

Industry consolidation may result in increased competition, which could result in a loss of customers or a reduction in revenue.

As 3D Printing technology changes, we may need to invest in additional technologies which may have an effect on our business.

Cyclical and seasonal fluctuations in the economy, in internet usage and in traditional retail shopping may have an effect on our business.

Our failure to deliver high quality 3D Prints could damage our reputation and diminish demand for our products.

We must acquire or develop new products, evolve existing ones, address any defects or errors, and adapt to technology change.

If we fail to maintain or expand our relationships with our suppliers and manufacturers, we may not have adequate access to new or key technology necessary for our products, which may impair our ability to deliver leading-edge products and services.

We rely on agreements with third parties to provide certain services, goods, technology, and intellectual property rights necessary to enable us to implement some of our applications, products, and services.

We rely heavily on our technology and intellectual property, but we may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs.

The Company could be negatively impacted if found to have infringed on intellectual property rights.

Changes in employment laws or regulation could harm our performance.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights.

We rely on various intellectual property rights, including patents in order to operate our business.

The Company's success depends on the experience and skill of its executive officers and key employees.

Through our operations, we collect and store certain personal information that our customers provide to purchase products or services, register on our web site, or otherwise communicate and interact with us.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving the Company's products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Our management team has limited experience in the 3D Printing industry and has not managed a business with similar risks and challenges specific to our business.

We may face potential difficulties in obtaining capital.

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

While the Company believes in good faith that its business plans have a reasonable chance of success, the operation of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand total loss of their investment.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company. Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently. A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we



2nd

Jerry Ropelato

CEO at WhiteClouds

WhiteClouds • Weber State University

Greater Salt Lake City Area • 500+

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Highlights



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Experience

CEO/Founder
WhiteClouds
Mar 2013 – Present • 4 yrs 2 mos
Ogden Utah

WhiteClouds builds personalized 3D Printed Models. We are passionate about 3D printing and using this technology to create stunning Architectural Models, Entertainment Models, Medical Models, and Video Game Models. We create Mass Personalization using our 3D printing technology, brand partners and distribution channels. In terms of production capacity, WhiteClouds is the largest full-color 3D Printing service provider in the world.

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CEO/Founder
Purch
2003 – Mar 2013 • 10 yrs
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COO/CTO
Net Nanny Formerly ContentWatch
2000 – 2003 • 3 yrs
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CEO/Founder
Vitrex
1993 – 2000 • 7 yrs
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Director of Software Development
Iomega
1989 – 1993 • 4 yrs
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Education

Weber State University
Bachelor's Degree, Data Processing
1975 – 1982

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Joey Skinner

Chief Operating Officer at WhiteClouds

WhiteClouds • Weber State University

Greater Salt Lake City Area • 500+

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Specialties: Executive ManagementProduct Management,Software Development,Business Intelligence SoftwareWorkforce Scheduling Software, Manufacturing Scheduling,Manufacturing Software,Phone bu… See more

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Experience

Chief Operating Officer
WhiteClouds
Jul 2015 – Present • 1 yr 10 mos
Ogden, Utah

COO of an amazing company with a bright future. Responsible for all operations of the company. WhiteClouds leads the 3D printing industry with unmatched capabilities. With an in-house team of designers as well as 3D print production professionals, we are increasingly sought after as experts in this area. Given recent equipment acquisitions, we are one of the largest 3D printing service bureaus in the world. Our full-color printing capacity allow us to dominate architectural and character modeling. Our expertise pulls us into new markets and sciences.

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Senior Product Manager
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Jan 2011 – Jul 2015 • 4 yrs 7 mos
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Scheduling Specialist
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Feb 2009 – Jan 2011 • 2 yrs

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2005 – 2008 • 3 yrs
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2005 – 2008 • 3 yrs

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Education

Weber State University
B.S., Electronics Engineering
1989 – 1991

Contact and Personal Info

Joey's Profile

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Messaging

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Vice P
White

Jerry
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TJ Yo
VP En

Connor A
Senior Supervisor Collecitons for Best Buy-Citi Bank

Dan Dickson
Vice President, Information Technologies at Browning

David Cole
Operations Manager at Integrated Solutions

J. David Southern • 3rd
Senior Software Engineer at WhiteClouds

Tom Ngo • 2nd
Technology Executive

Bryce Tholen, CIC • 3rd
Risk Management/Commercial Insurance Broker



3rd

Lesa May

Accounting

WhiteClouds • Weber State University

Greater Salt Lake City Area • 139

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I am an accountant with 20 plus years of accounting and management experience. I have a BS degree in accounting. I have set-up over 20 new companies in accounting software such as QuickBooks and Jonas to increase ... See more

Experience

Controller
WhiteClouds
Jul 2015 – Present • 1 yr 10 mos

Controller
Nordic Valley and Wolf Mountain
Jun 2005 – Mar 2015 • 9 yrs 10 mos
Eden, UT
See description

Controller
Wolf Creek Golf Course
Apr 1997 – Dec 2014 • 17 yrs 9 mos
See description

Reservations Receptionist
Delta Air Lines
Jan 1996 – Apr 1997 • 1 yr 4 mos
Ogden, Utah

Various Positions
Safeway
Jun 1990 – Sep 1995 • 5 yrs 4 mos
Lovelock, Nevada
See description

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Education

Weber State University
Bachelor of Science, Accounting
1995 – 1998

Ricks College
Associates Degree, Physical Education
1992 – 1994

Contact and Personal Info
Lesa's Profile and Websites
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Messaging

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Joey
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Steven Hicks
Student at Brigham Young University - Idaho

Lynda Stigall
Holiday Professional

Nathan Winston
Helicopter Pilot at USA

Sue Strassburger • 3rd
Program and Partnership Manager

Colton Hyer
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Rob Milliner • 3rd
Server and Network Engineer